Exhibit 10.4

Patheon Pharmaceutical Services Inc 4721 Emperor Blvd., Suite 200 Durham, North Carolina 27703
April 26, 2010
Revised May 7, 2010
PERSONAL AND CONFIDENTIAL

Mr. Harry Gill
839 Clubridge Court
Chester VA 23836

Dear Harry:

It gives me great pleasure to confirm the offer made to you, Harry Gill, (the “Vice President”), with Patheon Pharmaceutical Services, Inc., ( “Patheon”). This letter will detail the terms and conditions of your employment.

1.
Assumption of Duties: Your start date is anticipated to be June 16, 2010. You will assume the position of Vice President, Business Management, North America, reporting to Peter Bigelow, President North America Operations. The Vice President's principal office will be at the US Headquarters location in Durham, North Carolina. The Vice President will be required to relocate to Raleigh/Durham area as a condition employment. During your employment, you shall devote substantially all business time, energies and talents to serving as the Vice President, Business Management, North America and perform duties conscientiously and faithfully subject to the reasonable and lawful directions of the President North America Operations, and in accordance with each of the corporate governance and ethics guidelines, conflict of interests policies and code of conduct applicable to all employees.

2.	Direct Reports and Functional Responsibility:

The Vice President shall serve as the Vice President, Business Management, North America, with such authority, duties and responsibilities as are commensurate with such position, reporting to the President North America Operations.

The Vice President's primary purpose is to develop and maintain senior level contact on a North American basis with assigned major pharmaceutical clients of Patheon. The position functions as a team leader within the Patheon organization to organize all activity for the assigned clients.

3.	Compensation and Benefits:

Base Salary:    Your initial base salary will be U.S. $230,000 annually, payable to you on a semi-monthly basis. Increases to Base Salary, if any, are at the sole discretion of Patheon. Merit Increases typically occur in January, and are based on performance. Employees hired after July 31 are not eligible for a merit increase for the current fiscal year. Patheon will deduct from your Base Salary any applicable taxes and source deductions that Patheon is required or authorized to withhold or make.

Sign-on Bonus: The Corporation will pay the Vice President in a lump sum, within 30 business days of the Effective Date, a sign-on bonus of $50,000 U.S. If the Vice President voluntarily terminates employment with the Corporation within one year after the Effective Date, the Vice President shall reimburse the Corporation this $50,000 payment within 30 days of termination. If the Vice President fails to make this reimbursement payment within 30 days of termination, the Corporation shall withhold the unpaid amount from any amounts otherwise owed to the Vice President (but only to the extent those amounts are not considered deferred compensation under Section 409(A).

Retirement: You will be provided with retirement benefits as set forth in the attached Schedule A.

Health and Welfare: You will be provided health care and welfare benefits, which you will be eligible to join immediately as outlined in the attached Schedule B. More detailed plan provisions are available through the Human Resources group.

Vacation: You will be eligible for four (4) weeks vacation under Patheon's vacation policy for salaried associates. During your first calendar year of employment, however, the amount of vacation will be prorated based on your hire date. Vacation is accrued on a daily basis. Additionally, you will be eligible for 4 floating holidays and 24 hours of Emergency Time Off. These are also prorated based on your hire date. Your annual vacation entitlement will be based on your completed years of service with Patheon. Up to five days of vacation time may be carried over from one calendar year to the next. If you terminate from employment, your vacation entitlement for the calendar year in which the termination occurs will be pro-rated based on the number of months of service in that year.

Bonus: You will be eligible for a target bonus incentive, the amount of which could be up to 35% of your base salary.  The terms of this incentive bonus will be communicated in more detail by the President North America Operations. The Bonus Incentive Plan runs for 12 months and is calculated at the end of each fiscal year, and paid out in the following calendar year. Those hired after August 1, 2010 are not eligible for payout based on 2010 fiscal year results.

The annual performance bonus, if earned, will be paid to the Vice President by Patheon in the same manner and payment period generally applicable under the annual incentive plan, but in no event later than two and a half months after the later of (i) the end of the applicable performance period, or (ii) the end of the calendar year in which the performance period ends. Nothing contained in this section will guarantee the Vice President any specific amount of incentive compensation, or prevent the President North America Operations from establishing performance goals and compensation targets applicable only to the Vice President.

The payment of any bonus incentive is at the sole discretion of Patheon.

Equity Compensation

(a)
Subject to the approval of the Board of Directors, the Vice President shall be granted a stock option to purchase 30,000 shares of common stock of Patheon at an exercise price per share equal to the market value of the common stock on the date of the grant (the "Option"). Except as otherwise provided in the Amended and Restated Incentive Stock Option Plan (the "ISOP") or stock option award agreement (the "Stock Related Documents"), the Option will (i) vest as to 1/3 of the shares subject to the Option on each of the first three anniversaries of the date of grant, subject to the Vice President's continued employment with the Affiliated Group until the relevant vesting dates, and (ii) have a seven year term. The Option will be subject to the terms, definitions and provisions of the applicable Stock Related Documents.

(b)
During the Vice President's employment, at the discretion of the Board of Directors or its delegate, the Vice President also shall be eligible to receive additional stock options and other long-term incentives under the ISOP or any similar plan adopted by Patheon from time to time.

(c)
Upon the occurrence of a Change in Control, any stock options to purchase shares of the common stock of Patheon then held by the Vice President shall, to the extent not otherwise provided in the applicable Stock Related Documents, become immediately vested and exercisable and shall remain exercisable for the remaining term of such stock option (which remaining term shall be determined without regard to the Vice President's termination of employment).

(d)	The Vice President will be required to comply with the terms of any share ownership guidelines applicable to senior executives of Patheon generally, as amended from time to time.

Other Benefit Plans:

The Vice President's principal office will be at the US Headquarters location in Durham, North Carolina. The Vice President will be required to relocate to Raleigh/Durham area as a condition employment. The Vice President will be eligible for relocation assistance in accordance with the attached North American Tier 1 program. The move must be completed within twelve (12) months of Vice President's employment.

The Company will assist with relocating the personal and household goods from the Vice President's temporary housing in either Puerto Rico or Chester,VA. The Company further agrees that support for the sale of the Vice President's permanent residence will be limited to the residence located at 839 Clubridge Court, Chester, VA 23836. If the Vice President is involuntarily terminated for reasons other than for cause, he will not be subject to the repayment provisions under the Company's Tier One relocation plan.

Patheon shall also pay the Vice President, in regular semi-monthly installments, an allowance of
$ 1,000.00 US per month for car related expenses subject to the normal payroll source deductions.

Changes to Benefits and Plans

Patheon and its subsidiaries, each have the right to amend, vary, modify, reduce or eliminate any or all of the Bonus Incentive Plan, the retirement Plan or the Employee Benefits Plan from time to time upon reasonable written notice.

Termination

If the Corporation shall terminate the Vice President's employment other than for Cause; the Corporation shall pay, or cause to be paid, to the Vice President in a lump sum in cash the sum of: (i) the Vice President's Annual Base Salary through the Date of Termination, and (ii) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"). The Accrued Obligations shall be paid within 30 days after the Date of Termination.

•
“Cause” means the determination, in good faith, by the President North America Operations, after notice to the Vice President and, if curable, a reasonable opportunity to cure, that one or more of the following events has occurred: (i) the Vice President has failed to perform his material duties, and such failure has not been cured after a period of 30 days notice from the Corporation; (ii) any reckless or grossly negligent act by the Vice President having the effect of injuring the interests, business or reputation of any member of the Affiliated Group in any material respect; (iii) the Vice President's commission of any felony (including entry of a nolo contendere plea); (iv) any misappropriation or embezzlement of the property of any member of the Affiliated Group; or (v) a breach of any material provision of this Agreement by the Vice President.

•
The Corporation shall pay, or cause to be paid, to the Vice President an amount equal to the Vice President's Annual Base Salary plus an amount determined by the President North America Operations in his sole discretion to reflect the annual incentive the Vice President would have otherwise earned during the year in which the Date of Termination occurs. Such amount shall generally be paid in cash in twelve (12) equal monthly installments beginning within 60 days after the Date of Termination. Notwithstanding the foregoing, if the severance benefit described in this Section 5.1(b) exceeds two times the lesser of (i) the Vice President's annual compensation or (ii) the compensation limit in effect under Section 401(a)(17) of the Code for the calendar year including the Date of Termination, any amounts not yet paid as of the “short-term deferral date” shall be paid in a lump sum on the “short-term deferral date.” The “short-term deferral date” is the date that is two and one-half months after the end of the later of (i) the calendar year containing the Date of Termination or (ii) the Company's fiscal year containing the Date of Termination. Such payment shall be paid to Vice President within 30 days after the Date of Termination.

•
If the Vice President elects COBRA continuation coverage for any of the group health benefits in which he was enrolled on the Date of Termination, the Corporation will pay for a portion of such coverage. For the coverage in effect during the first twelve months after the Date of Termination, the Corporation shall contribute the amounts necessary so that the Vice President's cost for such group health plan coverage is the same as it would have been had he remained employed. Such payments shall be made to the medical coverage carrier on the later of (i) the due date for the applicable payment, as determined by the medical coverage carrier or (ii) the Release Deadline. The Corporation shall not pay for any portion of the COBRA continuation coverage that is in effect more than twelve months after the Date of Termination.

•
To the extent not theretofore paid or provided, the Affiliated Group shall pay or provide, or cause to be paid or provided, to the Vice President any other amounts or benefits required to be paid or provided or which the Vice President is eligible to receive under any plan, program, policy or practice or contract or agreement of the Affiliated Group (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"), in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

If the Vice President receives payments and benefits pursuant to this Section, then the Vice President shall not be entitled to any other severance pay or benefits under any severance plan, program or policy of any member of the Affiliated Group, unless otherwise specifically provided therein in a specific reference to this Agreement.

Release

Notwithstanding anything contained herein to the contrary, the Corporation shall only be obligated to make the payments under Section Termination if: (a) within the 50-day period after the Date of Termination, the Vice President executes a general release, in a form provided by the Corporation, of all current or future claims, known or unknown, against the Affiliated Group, its officers, directors, shareholders, employees and agents arising on or before the date of the release, including but not limited to all claims arising out of the Vice President's employment with the Affiliated Group or the termination of such employment, and (b) the Vice President does not revoke the release during the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable. The Corporation shall be obligated to provide such release to the Vice President promptly following the Date of Termination.

4. Confidentiality/Non-Competition agreement:

You will be required to sign a confidentiality/non-competition agreement which we require all Patheon associates to sign. A copy of this agreement is attached as Schedule C.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment. The employment relationship at Patheon is by mutual consent ("Employment-At-Will"). This means that associates have the right to terminate their employment at any time and for any reason. Likewise, Patheon reserves the right to discontinue your employment with or without cause at any time and for any reason.

By acceptance of this offer, you agree that (1) no trade secret or proprietary information belonging to any previous employer will be disclosed or used by you at Patheon and that no such information, whether in the form of documents, memoranda, software, etc., will be retained by you or brought with you to Patheon, and (2) you have brought to Patheon's attention and provided it with a copy of any agreement which may impact your future employment at Patheon , including non-disclosure, non-competition, invention/patent assignment agreements or agreements containing future work restrictions.

5. Deferred Compensation Plan: You are eligible to participate in the Deferred Compensation Plan as set forth in the attached Schedule D.

6. General Provisions:

Your offer of employment is contingent on the following additional conditions:

•
Satisfactory drug screen/physical results. Once you have accepted our offer, please call us to make arrangements. The results of both the physical examination and the drug screen must be available in advance of your start date with Patheon; normal turnaround is at least 72 hours for results.

•
That you present documents on your first day of work that establish your identity and authority to work in the United States. All individuals hired are required by the Immigration Reform and Control Act of 1986 to provide verification documents (see attached).

•	A satisfactory background and reference check.

We look forward to you joining Patheon and wish you a prosperous career here. Please indicate your acceptance of this offer by signing below and returning the signed original to me no later than May 14, 2010. Please keep a copy of the signed letter for your personal records.

Sincerely,
/s/ Toni T. Sweeney

Toni T. Sweeney
Vice President Human Resources, NA
Patheon Pharmaceuticals Inc.

I accept the offer as stated above and will start my employment on July 6th. I understand and acknowledge that this offer does not guarantee me employment for any period of time and that the employment relationship between Patheon and me will be “at will,” which means that either Patheon or I may terminate the relationship at any time and for any reason. I also understand and acknowledge that Patheon may change the terms and conditions of my employment at any time.

/s/ Harry Gill             May 10, 2010
Harry Gill                        Date

Schedule A - Retirement Summary

PATHEON PHARMACEUTICAL SERVICES INC. - RETIREMENT SAVINGS PLAN

Patheon Pharmaceutical Services Inc. Retirement Savings Plan
401(k) Match Eligibility - first of the month following 90-Days Vesting - 5 Year Graded Vesting, 20% per year Match - 100% of the first 4%

Patheon Pharmaceutical Services Inc. may at any time in its discretion alter, amend, discontinue, or terminate the Patheon Pharmaceutical Services Inc. Retirement Savings Plan, and any of its provisions. While Patheon anticipates giving notice to its associates prior to any such change, it may do so without prior notice to its associates.

Schedule B - Health and Welfare Summary

PATHEON PHARMACEUTICALS SERVICES INC. - RTP - HEALTH & WELFARE BENEFIT PLANS

BUSINESS TRAVEL ACCIDENT INSURANCE
Travel and Accident insurance that covers employees for death, dismemberment and/or loss for self, spouse and/or dependent children while on business travel.

DENTAL PLAN
Patheon offers a Preferred Dentist Program (PDP) plan for dental services with a percentage of dental costs paid by the insurance provider based on the type of dental services provided. In summary, preventive care is covered at 100%, basic services at 80%, major at 50% and orthodontia at 50%. Orthodontia is available for both children and adults. There are maximum limits, but no deductibles. Most dental offices submit claims directly to the Insurance Provider.
DISABILITY PLANS
Short-term Disability:
Provided that eligibility and documentation requirements are met, STD provides income protection during the first 180 days of a disability. Salary continuation is as follows:

•	100% for the first 60 days

•	80 % for next 30 days

•	60% for next 90 days

EAP
Patheon provides an Employee Assistance Program for all employees through our medical insurance provider. Qualified counselors provide up to 6 counseling visits per occurrence at company expense. If referred for continued care, employee responsible for costs incurred not covered by medical insurance.

FLEXIBLE SPENDING ACCOUNTS
FSA's allow employees to contribute pre-tax dollars for reimbursement of health care or dependent care expenses. The health care account can cover eligible health expenses that are not covered under the medical plan. Dependent care reimburses the expenses of eligible caregivers for a dependent who lives with the employee and cannot provide self care, such as a dependent child, a child with disabilities or an elderly parent.

LIFE AND AD&D
Patheon provides employee life insurance at an amount of 1.5 times annual base salary to a maximum of $800,000 as a company-paid benefit.
Employees may purchase optional life insurance at group rates. Options for insurance:

•	Supplemental employee life at 1,2,3, or 4 times base salary up to a maximum of $900,000.

•	Spouse life: $10,000, $30,000 and $50,000.

•	Child life: $5,000 and $10,000.

LONG TERM CARE
Employees may purchase Long Term Care (LTC) insurance for self, spouse, parents and parents-in-law of employees, grandparents and grandparents-in-law of employees, retirees, spouses of retirees and adult children. LTC refers to regular assistance with daily functions such as bathing, eating and or dressing. LTC insurance helps pay for care at home, in an adult day care center, assisted living facility, nursing home or hospice.

LONG TERM DISABILITY
The company pays for coverage at 60% monthly income to a maximum of $10,000 per month. An employee can purchase a “buy up” which increases the coverage to 70%. There is a 12-month exclusion period for disabilities resulting from pre-existing conditions. Employees must submit timely and correct documentation to the Health Services Unit and/or the insurance provider.

MEDICAL COVERAGE
Employees select from a Preferred Provider Option (PPO) or a high deductible plan referred to as a High Deductible Health Plan, abbreviated as HDHP. Employees who elect the HDHP option may also elect to open a Health Savings Account. PPO's provide options for in- network and out of network services using a system of deductibles and percentages of payment. The HDHP operates as a catastrophic insurance once high deductibles are met. Both plans provide three-tier prescription coverage.

For more detail on coverage and cost, please refer to the Current Guide to Patheon Benefits available through Human Resources.

MERASTAR/UNITRIN DIRECT
Employee may purchase auto, home or boat insurance through Merastar at Patheon group rates.

TUITION REIMBURSEMENT
Employees may obtain prior approval for tuition reimbursement of courses that are part of a job-related degree up to an annual cap of $7500.

VISION CARE
Patheon offers a vision program that offers reimbursement for an eye exam and lenses once every calendar year and frames once every two years. The Plan defines specific providers and allowable expenses.

The previous paragraphs provide a convenient summary of Patheon benefits. In the event of a discrepancy with a Patheon benefit plan or certificate, the plan or certificate governs. The Company may at any time and at its discretion change carriers, or self-insure, any and all of these health and welfare benefits. Moreover, the Company may at any time at its discretion alter, modify, discontinue, or terminate any and all of its health and welfare benefits, plans or programs, including those described above. While the Company anticipates notifying employees of changes in these benefits, plans or programs, it may do so without prior notice to employees.

Schedule C - Confidentiality, Non-Competition and Non-Solicitation

PATHEON PHARMACEUTICAL SERVICES INC.
CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION UNDERTAKING

In consideration of Harry Gill accepting the offer of employment of Patheon Pharmaceuticals Services Inc. ("Patheon") in accordance with the letter to which this Confidentiality, Non-Competition and Non-Solicitation Undertaking (the “Undertaking”) is attached, the Employee undertakes and covenants with Patheon as follows:

1.	CONFIDENTIAL INFORMATION

1.1	Confidential Information

The Employee acknowledges that all information and facts relating to the business and affairs of Patheon and its customers, including, without limitation, trade secrets, data, notes, marketing plans, sales patterns, and private corporate and financial information (the "Confidential Information") is confidential and proprietary to Patheon and is a valuable trade secret of Patheon, disclosure of which could severely damage the economic interests of Patheon. Confidential Information includes, without limitation, any document, work, instrument or other medium assembled or composed by the Employee which contains Confidential Information.

1.2    Non-Disclosure of Confidential Information

The Employee will not, either during his or her employment or at any time thereafter, use or disclose, directly or indirectly, any Confidential Information to any person outside Patheon, except where the disclosure is necessary for the proper and bona fide execution of the Employee's duties hereunder, without the prior written consent of Patheon. The Employee's obligation not to use or disclose Confidential Information without prior written consent will continue to apply after the Employee has ceased to be an employee of Patheon until the time the Confidential Information becomes public knowledge through no fault of the Employee. Patheon will have full right, title and authority to deal in and with the proprietary rights and the Confidential Information. The Employee acknowledges and agrees that the restrictions contained in this Article 1 are reasonable in the circumstances in order to protect the business of Patheon.

1.3    Return of Confidential Information

Confidential Information and the documents, works, instruments or other medium containing Confidential Information will remain the property of Patheon and will be returned to Patheon upon request or immediately following Employee's termination of employment for any reason. Employee agrees that he will not retain any copies, duplications, reproductions or excerpts from any of the foregoing materials.

2.    INVENTIONS

2.1    Inventions

Subject to Section 2.2, the Employee agrees that all discoveries, improvements, designs, ideas or inventions made or conceived, in whole or in part, by the Employee during his or her employment or within three years following termination of employment for any reason whatsoever (the "Inventions") will be the sole property of Patheon. The Employee will:

(a)	promptly disclose and describe all such Inventions in writing to Patheon;

(b)
assign, and the Employee does hereby assign, to Patheon, without further compensation, all of the Employee's rights, title and interest in and to the Inventions and to all applications for letters of patent, copyrights, industrial design or other forms of protection granted for the Inventions throughout the world;

(c)
deliver promptly to Patheon, upon request and in the form and manner prescribed by Patheon (without charge to Patheon but at Patheon's expense) the written instruments described in paragraph (b) and perform acts deemed necessary by Patheon to obtain and maintain the instruments and to transfer all rights and title thereto to Patheon; and

(d)	give all assistance that may be required by Patheon to enable it to protect or exploit the Inventions in any country of the world.

The Employee does hereby waive any rights that the Employee may have in each of the Inventions and any part or parts thereof, including, but not limited to, the right to the integrity of the Inventions, the right to be associated with the Inventions as its author by name or under a pseudonym and the right to remain anonymous.

2.2    Excluded Inventions

The provisions of Section 2.1 will not apply to Inventions which fulfill all of the following criteria:

(a)	Inventions for which no equipment, supplies, facility or Confidential Information belonging to Patheon were used; and

(b)	Inventions that do not relate to the business of Patheon or to Patheon's actual or demonstrably anticipated processes, research or development which the Employee had access to or knowledge of; and

(c)	Inventions that do not result from any work performed by the Employee for Patheon.

3.    NON-SOLICITATION/NO-HIRE

3.1    Non-Solicitation/No-Hire of Employees.
The Employee will not, during his or her employment and for 12 months after the termination of employment with Patheon for any reason whatsoever, hire or solicit the employment of employees of Patheon in any manner whatsoever that would have the effect of causing them to leave the employment of Patheon.

3.2    Non-Solicitation of Customers.
The Employee will not, for 12 months after the termination of his/her employment with Patheon, directly or indirectly solicit, divert, or attempt to divert from Patheon any customer of Patheon with whom Employee had contact during employment with Patheon.

4. NON-COMPETITION
Employee agrees that during his or her employment with Patheon and for 12 months after the termination of employment with Patheon, Employee will not directly or indirectly, perform any duties or services similar to those performed for Patheon (whether advisory, consulting, employment or otherwise) for any person, firm, corporation, partnership, or other entity or venture which engages in a Competitive Business (as defined in this Undertaking) in the United States, in any territory of the United States, or in any foreign country in which Patheon conducts business. “Competitive Business” means a business engaged in the sale of commercial pharmaceutical manufacturing capabilities and/or pharmaceutical development services. This non-compete does not restrict the Employee from future employment in the pharmaceutical industry.

5.    EMPLOYMENT-AT-WILL

Nothing in this Undertaking alters the Employment-At-Will nature of Employee's employment relationship with Patheon.

6.    GOVERNING LAW
This Undertaking will be governed and construed in accordance with the laws of the State of Ohio. The resolution of any claims or disputes arising from this Undertaking will be subject to the exclusive jurisdiction of the State or Federal Courts located in Hamilton County, Ohio.

7. SEVERABILITY
The provisions of this Undertaking are severable. If any provision of this Undertaking is determined to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Undertaking will continue in full force and effect and the voided provision will be amended, if permissible, to the extent necessary to render it valid and enforceable in the court's jurisdiction.
IN WITNESS WHEREOF this Undertaking has been executed this day of , 2010.

EMPLOYEE:                            WITNESS:

___________________ _____ _______________________________
Harry Gill (Print) Name (Print)

_______________________ _______________________________
Harry Gill (Signature) Signature

_________________________________ _______________________________
Date Date

Schedule D - Deferred Compensation Summary

PATHEON PHARMACEUTICAL SERVICES INC. - DEFERRED COMPENSATION PLAN

As a key member of the Patheon management team, you are eligible to participate in the Patheon US Deferred Compensation Plan. As an eligible employee you can contribute up to 25% of your annual base salary, and as agreed to by the Company, up to 100% of your annual bonus to your account on a tax-deferred basis.

The Company will make contributions for you if you receive a reduced benefit under the Company's 401(k) plan as a result of your deferral elections under the Plan, the 401(k) plan contribution limits and the 401(k) plan nondiscrimination rules. Your deferrals are fully vested at all times.

Amounts credited to your account generally will commence to be paid in the year following your termination of employment. You can elect to receive distributions in a lump sum or in annual installments over not more than ten years. To the extent permitted by law, you will have limited opportunities to (i) receive payment of your account prior to termination of employment and (ii) change the form of payment of your account. The amounts contributed to your account will be credited with earnings, gains and losses based on the performance of the funds offered under the Company's 401(k) plan.

Benefits under the Plan are paid out of the Company's general assets, which remain available to the Company for any corporate purpose and are subject to the claims of the Company's general creditors. The Company may decide to segregate the Plan assets in a trust (the assets of which remain subject to the claims of the Company's general creditors). The Company generally has the ability to terminate the Plan at any time and distribute your account either (i) in accordance with the form of distribution elected by you (commencing at the time elected by you) or (ii) in a lump sum as soon as practicable after the termination of the Plan.

The Company may at any time in its discretion alter, amend, discontinue, or terminate its Deferred Compensation Plan and any of its provisions. While the Company would anticipate providing notice to its employees prior to any such changes, it may do so without prior notice to its employees.